Therium Finance AG IC

Charter Place, 23/27 Seaton Place, St Helier, Jersey JE1 1JY

An Incorporated Cell Registered in Jersey number [      ]

DATE:

2015

LITIGATION FUNDING AGREEMENT

(1)

THERIUM FINANCE AG IC

(2)

DOMINION MINERALS CORP

(3)

[         ]

(4)

[         ]

© 2015 Therium Capital Management Limited

DATE:

2015

PARTIES:

(1)

THERIUM FINANCE AG IC (an incorporated cell registered in Jersey number [      ]) of Charter Place, 23/27 Seaton Place, St Helier, Jersey, JE1 1JY (“Therium");

(2)

DOMINION MINERALS CORP, a company incorporated in [   ] with registered number [   ] whose registered office is 410 Park Avenue, 15th Floor, New York, NY 10022 (the “Client”);

(3)

[               ] of [              ]; and

(4)

[                ] of [             ] (together with the third party, ‘the Directors’).

RECITALS:

(A)

The Claimant has taken legal advice on the merits of the Claim from the Solicitors.

(B)

In order to facilitate access to justice, the Claimant has sought the agreement of Therium to provide Funding in respect of the costs and expenses of pursuing the Claim as set out in the Project Plan.   The Claimant and Therium have therefore agreed that Therium will provide funding in respect of the Claim in accordance with the terms of this Agreement.

(C)

In order to pursue the Claim, the Claimant has engaged the Solicitors to act as its representative on its behalf.  The Solicitors have agreed to act for the Claimants on a Contingency Fee Agreement (“CFA”) pursuant to which the Solicitors will be entitled to payment of a proportion of their fees together with all disbursements from the Funding plus the Solicitors’ Contingency Fee.   The Solicitors have agreed with the Claimant that the Solicitors’ Contingency Fee (net of any VAT payable thereon) shall be paid to Therium on its behalf, in full and final discharge of the Claimant’s obligation to pay the Solicitor’s Contingency Fee pursuant to the CFA, and Therium will agree to give credit to the Claimant, against its entitlements under this Agreement, for any amount of the Solicitors’ Contingency Fee paid to Therium on behalf of the Solicitors pursuant to the CFA.  Therium and the Solicitors have agreed that, in consideration for the Solicitors sharing the costs and risk of the Claim with Therium, Therium will account to the Solicitors for their share of Therium’s entitlements under this Funding Agreement.

OPERATIVE PROVISIONS:

1.

Interpretation

1.1.

In this Agreement the following definitions shall have the following meanings:

“Adverse Costs” means the costs which the Claimant or Therium is ordered to pay to an opponent or which, with Therium’s approval, the Claimant:

(i)

agrees; or

(ii)

becomes liable for by making or accepting a settlement offer; or

(iii)

becomes liable for by discontinuing the Proceedings;

“Adverse Costs Order” means any order of a Court requiring the Claimant or Therium to pay Adverse Costs;

“Agreed Percentage” means 75%;

“Appeal” means an appeal of a judgment or award in the Proceedings, including any cross-appeal of the Claimant and the Claimant’s response to any appeal of the Defendant.

“Application” means any application form submitted to by or on behalf of the Claimant together with all materials and documents submitted to Therium prior to the Commencement Date in connection with the Claimant’s application;

“Base Costs” means the total of Solicitors’ fees (calculated based on the time spent multiplied by the applicable hourly rates, as if the fees had been incurred on a standard retainer and not the Contingency Fee Agreement), together with any VAT applicable to each of these, to the extent those fees are properly and reasonable incurred by the Solicitors on behalf of the Claimant on relation to the Claim and are incurred in accordance with the Project Plan and in accordance with the terms of this Agreement;

“Business Day” means a day on which banks generally are open in the City of London for the transaction of normal banking business (other than a Saturday);

“Challenge Notice” means written notice setting out the grounds of a challenge to the fees billed which are otherwise payable by Therium pursuant to this Agreement;

“Claim” means the claim, details of which are set out in the Schedule;

“Claim Proceeds” means any and all value due and/or received by, on behalf of, or in lieu of payment to, the Claimant in connection with or arising out of the Claim as a result of any judgment, award, order, settlement arrangement or compromise, (including payment of any damages, compensation, interest, restitution, recovery, judgment sum, arbitral award, settlement sum, compensation payment, consideration for rights to or in respect of the award, costs and interest on costs), whether in monetary or non-monetary form, whether actual or contingent, and before deduction of any taxes, costs or other payments or deductions which the Claimant may be liable to pay in respect of the Claim Proceeds;

“Claim Proceeds Account” means an account prepared by Therium or its nominee setting out how any Claim Proceeds are to be distributed to the parties under the Priorities Agreement;

“Commencement Date” means the date specified in the Schedule;

“Committed Funds” means, in relation to each tranche of Funding incepted, the Committed Funds for that tranche of Funding as detailed in the Schedule;

“Contingency Fee” means, in respect of all tranches of Funding incepted, the total of:

(i)

The total of 2.5x the total Funding (as defined in this Agreement) for all tranches of Funding incepted; plus

(ii)

The applicable percentage share of each increment of the net Claim Proceeds as set out in the Schedule;

less deduction of the amount of any Solicitors’ Contingency Fee Proceeds received by Therium, and plus any VAT payable on the amount due under (i) or (ii);

“Costs” means the Solicitors’ entitlement pursuant to the CFA to be paid the Agreed Percentage of any Base Costs, plus 100% of the Disbursements;

“Court” means the court, arbitration panel or tribunal which has conduct of the Proceedings;

“CPR” means the Civil Procedure Rules and supporting Practice Directions;

“Defendant” means the defendants specified in the Schedule;

“Disbursements” means disbursements (whether raised by invoices by the supplier to the Claimant or invoiced to the Solicitors and invoiced by them to the Claimant) plus VAT if applicable, any premium payable for Legal Expenses Insurance and the cost of providing security for costs if required, where specified in the Project Plan or otherwise agreed or paid by Therium;

“Funding” means the total of:

(a)

the amount of the Committed Funds for all tranches of Funding incepted as detailed in the Schedule; and

(b)

the total amount of the Unfunded Costs.

“Legal Expenses Insurance” means an after the event legal expenses insurance policy in respect of Adverse Costs on terms and with an insurer approved by Therium, such approval not to be unreasonably withheld;

“Non-Monetary Proceeds” shall mean any Claim Proceeds received in non-monetary form;

“Notice” means a notice given in accordance with clause 23;

“Notice of Interest” means a notice of interest given pursuant to clause 12.3;

“Notice of Release of Interest” means a notice of release of interest given pursuant to clause 15.6;

“Party” means a party to this Agreement;

“Priorities Agreement” means a priorities agreement substantially in the form appended to this Agreement as Appendix 3, to be executed by the Claimants in accordance with clause 6.1;

“Proceedings” means each and every litigation or arbitral proceeding issued or arising out of or in connection with the Claim including any pre-action correspondence, settlement negotiations or mediation, brief details of which are included in the Schedule and any other proceedings which Therium agrees in writing shall be the subject of this Agreement pursuant to clause 4.3. For the avoidance of doubt “Proceedings” does not include an Appeal unless specifically agreed by Therium pursuant to clause 4.2;

“Project Plan” means the project plan for the Claim, including the Solicitors’ estimate of the Funding required to pursue the Claim and an outline timetable, appended to this Agreement as Appendix 1, as may be varied by agreement between the Parties from time to time in accordance with clause 19;

“Reasonable Costs” means the amount of any Costs to the extent that those costs are reasonably incurred by the Claimant in accordance with the terms of this Agreement, up to a maximum of the amount of the Committed Funds for the tranches of Funding incepted;

“Reasonable Costs Sum” means a sum equal to the total of the following:

(i)

all Reasonable Costs, and all other Base Costs and Disbursements, whether or not those costs were reasonably incurred by the Claimant in accordance with this Agreement, paid or otherwise funded by Therium pursuant to this Agreement; and

(ii)

the Unfunded Costs;

“Recovery” means the receipt of any Claim Proceeds;

“Solicitors” means the firm of solicitors instructed by the Claimant to act on its behalf in connection with the Claim and identified as such in the Schedule;

“Solicitor’s Contingency Fee” means the success fee payment due from the Claimant to the Solicitors pursuant to the CFA, being a proportion of the Claim Proceeds and disregarding any fees payable during the course of the Proceedings;

“Solicitor’s Contingency Fee Proceeds” means the amount of the Solicitors’ Contingency Fee, net of VAT, as is received by Therium;

“Tranche 1” means the phase in the Proceedings and the Funding requirement, as detailed in the Project Plan, up to the maximum of the Committed Funds in respect of that first tranche;

“Tranche 2” means the phase in the Proceedings and the Funding requirement, as detailed in the Project Plan, up to the maximum of the Committed Funds in respect of that second tranche;

“Tranche 3” means the phase in the Proceedings and the Funding requirement, as detailed in the Project Plan, up to the maximum of the Committed Funds in respect of that third tranche;

“Trust Period” means the period of 80 years from the date of this Agreement;

“Unfunded Costs” means the amount of the Base Costs together with any VAT applicable, which have not been advanced to the Solicitors by Therium or the Claimant, plus any Disbursements and any other sums incurred by the Solicitors and which have not been paid to the Solicitors by Therium or the Claimant; and

“VAT” means value added tax at the rate for the time being in force (as may be varied from time to time by HM Revenue & Customs).

1.2.

Any reference to a Recital, Clause, Schedule or Appendix is to the relevant Recital, Clause, Schedule or Appendix of or to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the Clause or Schedule in which it appears.

1.3.

Except where the context requires otherwise words denoting the singular include the plural and vice versa, and words denoting any one gender include all genders.

1.4.

Any reference to “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality).

1.5.

Any reference to a statute, statutory provision or subordinate legislation shall be construed as referring to it as from time to time amended, extended or re-enacted.

1.6.

Any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words following those terms.

2.

Agreement to Fund

2.1.

Subject to clause 2.2 below, in return for the Claimant’s agreement to pay to Therium, where there is a Recovery, from and limited to the extent of any such Recovery, the Reasonable Costs Sum, the Solicitors Contingency Fee (net of any VAT payable thereon) and the Contingency Fee in accordance with the terms of this Agreement, Therium agrees with effect from the Commencement Date to pay the Claimant’s Reasonable Costs incurred in respect of Tranche 1 up to the amount of the Committed Funds for that tranche in accordance with the terms of this Agreement.

2.2.

If the Recovery is insufficient to pay the Reasonable Costs Sum and the Contingency Fee in full then the Recovery shall be applied in accordance with the priority as set out in the Priorities Agreement until the Recovery has been fully applied, after which no further sum shall be payable pursuant to this Agreement.

2.3.

At the option of Therium, exercisable on the exhaustion of Tranche 1 (unless otherwise waived by Therium), and at Therium’s sole discretion, Therium shall have the exclusive right but not the obligation to incept Tranche 2 on the terms set out in this Agreement.

2.4.

At the option of Therium, exercisable on the exhaustion of Tranche 2 (unless otherwise waived by Therium), and at Therium’s sole discretion, Therium shall have the exclusive right but not the obligation to incept Tranche 3 on the terms set out in this Agreement.

2.5.

The option(s) set out as clause 2.3 and 2.4 above shall be exercisable from and including the date they arise and remain open and exclusive for 2 calendar months from that date.  Time shall only start running for the purposes of this sub-clause when the Claimant or its Solicitors have notified Therium in writing that the preceding Tranche has been exhausted.  If the period of 2 months expires without Therium exercising the option, the Claimant may enter into alternative arrangements for that and any subsequent tranche, save that Therium shall continue to be entitled to exercise that option at any time up until the Claimant enter into a binding obligation which puts alternative Funding in place for that and every subsequent tranche, at which point the option shall lapse.

3.

Payment Terms and Interest

3.1.

The Reasonable Costs Sum and Contingency Fee shall become payable only in the event that the Claimant achieves a Recovery and shall be paid in accordance with clause 13.5.

3.2.

In the event that any sum payable under this Agreement is not paid by its due date, interest will be payable on such sum at the rate of 4% per annum above National Westminster Bank Plc’s base rate for the time being in force, compounded annually, from the date on which payment was due to the date payment is received, or for such other period as may be specified in this Agreement.

4.

Changes to the Project Plan

4.1.

In the event that the Defendant brings a counterclaim in the Proceedings, then the Claimant may request Therium to provide Funding in respect of the Costs of defending the counterclaim. If Therium consents to this request, then the Funding for defending the counterclaim shall form part of the Committed Funds and be incorporated into the Project Plan (which, along with the Schedule, shall be deemed amended accordingly).

4.2.

In the event of an Appeal, then the Claimant may request Therium to provide Funding in respect of dealing with the Appeal. If Therium consents to this request, then the Funding for the Appeal shall form part of the Committed Funds and be incorporated into the Project Plan (which, along with the Schedule, shall be deemed amended accordingly).

4.3.

In the event that proceedings involving the Claimant and relating to the Claim, other than the Proceedings, are begun, the Claimant may request Therium to provide Funding for any or all of such proceedings. If Therium consents to this request (and for the avoidance of doubt Therium may consent to providing Funding in respect of any or all of such proceedings (or none of them)) the Funding for the proceedings shall form part of the Committed Funds and be incorporated into the Project Plan (which, along with the Schedule, shall be deemed amended accordingly).

5.

Excluded Costs and Liabilities

5.1.

Unless agreed otherwise (individually at its entire cost or together), Therium will not pay nor be liable under this Agreement for any of the following costs, sums or liabilities incurred by the Claimant:

5.1.1.

Costs and/or other sums incurred as a result of the Claimant’s failure (on any one or more occasions) to co-operate with or to follow the advice of the Solicitors;

5.1.2.

Costs and/or other sums incurred as a result of any default by the Claimant;

5.1.3.

any liability for payment of the Defendant’s costs or the Claimant’s liability for fines or penalties;

5.1.4.

Costs and/or other sums incurred as a result of any unreasonable failure by the Claimant to comply with an order of the Court during the Proceedings;

5.1.5.

Costs and/or other sums incurred prior to the Commencement Date (save to the extent that those costs are included in the Project Plan) or after termination of this Agreement;

5.1.6.

any element of VAT where otherwise recoverable by the Claimants;

5.1.7.

any Costs incurred in excess of the Reasonable Costs; or

5.1.8.

save if and to the extent ordered by the Court, any Adverse Costs incurred by the Claimant as a result of steps taken before the Commencement Date or after the date of termination of this Agreement.

5.1.9.

save to the extent set out in the Project Plan, any premium for Legal Expenses Insurance.

6.

 Conditions Precedent and Warranties

6.1.

This Agreement shall not come into force unless and until all parties have executed and completed the Priorities Agreement.

6.2.

The Claimant acknowledges and accepts that Therium’s decision to enter into this Agreement is solely based on the information and materials made available in and with the Application (which shall include copies of all legal advice to the Claimant relating to the Claim and all correspondence with the Defendant relating to the Claim) and other documents and materials made available to Therium and its representatives prior to the Commencement Date and that if any such information, documents and/or materials are inaccurate, untrue, incomplete or have not been disclosed to Therium or its representatives, this may affect Therium’s decision to provide or continue to provide Funding under this Agreement. The Claimant confirms that to the best of its knowledge and belief, the information and materials provided in and with the Application, and the documents and materials made available to Therium and its representatives prior to the Commencement Date are accurate, complete and true in all material respects and that the Claimant has not failed to disclose any information, document and/or material which would be relevant to Therium’s decision to enter into and remain bound by this Agreement.

6.3.

Except as may already have been fully disclosed in writing to Therium prior to the execution of this Agreement, the Claimant warrants that:

6.3.1.

as at the Commencement Date the Claimant has not granted (or purported to grant) any charge, lien or other security in favour of a third party over the Claim or the Claim Proceeds (or otherwise dealt with the same in any way); and

6.3.2.

it will not grant (or purport to grant) any such charge, lien or other security until all payments due to Therium under this Agreement have been met or otherwise extinguished.

6.4.

Therium and the Claimant each warrants that the execution and performance of, and compliance with, their respective obligations under this Agreement is fully authorised by each of them and the persons executing the Agreement have the necessary and appropriate authority to do so.

6.5.

The Claimant warrants and acknowledges that it has taken legal advice from the Solicitors or otherwise on the terms of this Agreement prior to entering into it.

7.

Payment of Reasonable Costs

7.1.

The Claimant shall instruct the Solicitors and any other suppliers of services provided for in the Project Plan to address invoices relating to the work described in the Project Plan (in the case of the Solicitors, limited to the Agreed Percentage of the Base Costs) to the Claimant but marked payable by Therium and to deliver those invoices to Therium (copied to the Claimant) for payment. In the case of the Solicitors’ own costs, these shall be paid monthly or on such other terms as are agreed between the Claimant, Therium and the Solicitors.

7.2.

If in the reasonably held opinion of Therium, any Costs invoiced by the Solicitors or any other supplier of services are not Reasonable Costs, Therium shall serve a Challenge Notice on the Claimant, with a copy to the relevant supplier, within 20 Business Days of delivery of the relevant invoice.

7.3.

In the event of a Challenge Notice being served, the Claimant agrees to raise any queries identified in the Challenge Notice with the relevant supplier with the aim of reaching an agreement as to the disputed Costs. Where an agreement, satisfactory to Therium, cannot be reached within 10 Business Days of service of the Challenge Notice, the decision as to whether such Costs are Reasonable Costs shall be taken by an independent legal costs draftsman within 20 Business Days of his appointment. The Costs Draftsman so appointed shall be a member of the Association of Law Costs Draftsmen (the “Draftsman”) and shall be appointed by Therium.  Therium and the Claimant agree to be bound by such decision, and the Claimant shall procure the agreement of the relevant supplier to be bound by such decision. Unless the Draftsman directs another person to pay his costs, Therium agree to meet his costs which shall be treated as part of the Reasonable Costs.

7.4.

Pending resolution of a Challenge Notice, Therium shall pay all Costs that are not subject to challenge.

7.5.

Within 5 Business Days of receiving the Draftsman’s decision, Therium will pay any sum owing to either the relevant supplier and/or the Draftsman if directed by the Draftsman.

8.

Adverse Costs Orders

8.1.

Unless agreed by the Parties in writing, the Claimant shall take out and maintain one or more Legal Expenses Insurance policies sufficient throughout the Proceedings to meet Adverse Costs.  The Claimants shall procure that any insurer providing such Legal Expenses Insurance policy shall execute the Priorities Agreement on terms acceptable to Therium prior to incepting the Legal Expenses Insurance policy.

8.2.

The Claimant agrees to indemnify Therium against any Adverse Costs Orders or liability for Adverse Costs as may be made against or attach to Therium.

8.3.

Nothing in this Agreement shall prejudice:

8.3.1.

Therium’s right to such an indemnity or contribution from the Claimant in respect of any Adverse Costs Orders; or

8.3.2.

Therium’s contentions in relation to any application by any party to the Proceedings for an Adverse Costs Order against Therium.

9.

Claimants’ Obligations

9.1.

The Parties recognise that the Solicitors must at all times act independently and in the best interests of the Claimant and in accordance with their other professional duties. Nothing in this Agreement entitles Therium to interfere in the conduct of the Claim and/or the Proceedings.

9.2.

The Claimant shall:

9.2.1.

instruct the Solicitors to provide Therium, prior to execution of this Agreement, with a reliance letter substantially in the form of that annexed to this Agreement at Appendix 2;

9.2.2.

irrevocably instruct the Solicitors to conduct the Proceedings in accordance with the procedural rules applicable in the Court and comply with any judgment, order or award made in the Proceedings;

9.2.3.

irrevocably instruct the Solicitors to provide Therium with any documents or information relating to the Claim and Proceedings as may be reasonably requested by Therium;

9.2.4.

irrevocably instruct the Solicitors to provide Therium, insofar as is reasonably practicable and proportionate, with copies of draft pleadings, witness statements, expert reports and significant correspondence or documents, prior to issue;

9.2.5.

irrevocably instruct and authorise the Solicitors to take such steps and perform such actions as may be required and/or desirable in order to perform and/or give effect to this Agreement, including discharging any obligations of the Claimant on its behalf as its agent in all respects;

9.2.6.

through instructions to the Solicitors and/or on its own account:

(a)

diligently prosecute the Proceedings and seek to enforce and recover any Claim Proceeds in the Proceedings;

(b)

keep Therium promptly informed of any significant developments in the Proceedings (including any settlement discussions, any offers received and any information, evidence or advice coming to the attention of the Claimant or the Solicitors which may be material either to the prospects of success of the Claim or of enforcing any judgment or award), including any material adverse change in the prospects of success or if the prospects of success have deteriorated to a level where the case is unlikely to be successful; and

(c)

make a monthly summary report to Therium in such form as Therium may reasonably require  regarding the overall progress and conduct of the Proceedings, the prospects of success of the Claim, the Costs incurred against the Project Plan and the expected level of exposure to Adverse Costs;

9.2.7.

comply with the terms of the Legal Expenses Insurance (including as to payment of any premium as and when due) and any duty owed to the insurer providing such cover, not take or omit to take any step which might potentially lead to withdrawal, avoidance or cancellation of cover, and supply to Therium a copy of any correspondence from the Legal Expenses Insurance provider threatening to or withdrawing cover;

9.2.8.

take and follow the legal advice of the Solicitors at all appropriate junctures, including whether it would be appropriate to make or accept any offer to settle the Claim;

9.2.9.

co-operate fully and at all times throughout the proceedings with, and promptly provide such instructions and assistance to the Solicitors as they may require for pursuing the Claim, including providing, or procuring the provision of, documents in the possession or control of the Claimant or any subsidiaries or associated companies of the Claimant and, in so far as advised by the Solicitors, including providing access to witnesses for the purpose of preparing witness statements and procuring the attendance of those witnesses at trial to give evidence on the Claimant’s behalf; and

9.2.10.

give reasonable notice of and permit Therium, where reasonably practicable, to attend as an observer at internal meetings which include meetings with experts and send an observer to any mediation or hearing relating to the Claim.

9.3.

The Claimant hereby irrevocably instructs the Solicitors to notify Therium in the event that the Claimant breaches its obligations under this Agreement including but not limited to:

9.3.1.

revoking its instructions made pursuant to clauses 9.2 and this clause 9.3;

9.3.2.

threatening to cease or ceasing to instruct the Solicitors in its dispute;

9.3.3.

disputing any invoice or part of any invoice issued by the Solicitors to them or challenging the validity or efficacy of the CFA in any way;

9.3.4.

failing to follow the advice of the Solicitors in any material way; and/or

9.3.5.

where the Claimant has made any material misrepresentation or non-disclosure in its application for funding or otherwise during the course of the operation of this Agreement.

9.4.

Subject to clause 19.2 below, the Parties agree not to do or permit to be done anything likely to deprive each other of any benefit for which the other has entered into this Agreement.

9.5.

Therium acknowledges the Claimant’s right to seek advice in relation to the Claim from whichever solicitors they may choose. In the event, however, that the Solicitors cease to have conduct of the Claim, then the Claimant shall obtain Therium’s consent to the instruction of any additional or alternative solicitors proposed by the Claimant in place of the Solicitors before they are instructed.

9.6.

The Claimant agrees that if Therium require any advice given by the Solicitors to the Claimant in respect of the Claim and/or the Proceedings to be confirmed by Counsel, the Claimant will instruct the Solicitors to instruct counsel to provide an opinion to the Claimant on such advice and to provide a copy of such opinion to Therium. Therium agrees to bear the costs of such opinion.

9.7.

For the avoidance of doubt, subject to Therium’s rights to termination pursuant to clause 15, nothing in this Agreement shall permit Therium to override any advice given by the Solicitors to the Claimant.  This includes any opinion given pursuant to clause 9.6 of this Agreement.

9.8.

The Directors agree and covenant that they shall, in so far as permissible, exercise their powers as directors and/or shareholders of the Claimant to ensure and at all times procure that the Claimant complies with its obligations under this Agreement and any Priorities Agreement.

10.

Appeals

10.1.

If one or more of Therium agrees to provide some or all of the Funding in respect of an Appeal (there being no obligation on them to do so), then the Claimant shall instruct the Solicitors to act on the Appeal.

10.2.

Where Therium elects not to provide any Funding in respect of the Costs of any Appeal:

10.2.1.

the Claimant shall not be obliged to pursue or defend the Appeal but, if they do so, shall comply with their obligations set out in clause 9;

10.2.2.

subject to any contrary order of the Court, and their right to be indemnified by the Claimant, Therium shall have no liability for any Adverse Costs or any Adverse Costs Order made in relation to the Appeal; and

10.2.3.

if the Appeal was brought by the Claimant and the Claim Proceeds are reduced as a result of the Appeal, the Contingency Fee shall be calculated by reference to the amount of the Claim Proceeds immediately prior to the Appeal.

10.3.

Where Therium elects to provide Funding in respect of the Costs of any Appeal;

10.3.1.

clause 10.2.1 will apply;

10.3.2.

clause 8 shall apply in relation to the Adverse Costs of the Appeal;

10.3.3.

if the Claim Proceeds are reduced as a result of the Appeal then the Contingency Fee due to Therium shall be recalculated to reduce the amount due to Therium following the Appeal; and

10.3.4.

following recalculation in accordance with clause 10.3.3, Therium shall repay any sums paid to it in excess of their entitlement under this Agreement.

11.

Recovery

The Claimant shall use its best endeavours to cause any Claim Proceeds to be recovered as quickly as possible.

12.

Security for costs

12.1.

Where specified in the Project Plan or as otherwise agreed, in the event of an order of the Court that the Claimant shall provide security for the costs of a party to the Proceedings, Therium will discharge that order to the satisfaction of the Court.

12.2.

The Claimant agrees to hold the Legal Expenses Insurance policy and all proceeds payable under it on trust for Therium throughout the Trust Period on terms that Therium shall be entitled to such part or all of any proceeds of the Legal Expenses Insurance which become payable as a consequence of an Adverse Costs Order as shall be equal to the amount of any security posted by Therium pursuant to clause 12.1 used to discharge the Claimant’s liability (either entirely or in part) in respect of any Adverse Costs Order.

12.3.

The Claimant agrees that within 2 Business Days of whichever is the later of:

12.3.1.

the date on which this Agreement is executed; or

12.3.2.

the date on which the Legal Expenses Insurance policy comes on risk, the Claimant will send to the insurer(s) providing the Legal Expenses Insurance a written Notice of Interest in duplicate for noting on the insurer’s records and will provide a copy of such Notice of Interest, duly acknowledged by the insurer, to Therium within 5 Business Days of receipt of the same by the Claimant.

13.

Treatment of Claim Proceeds

13.1.

The Claimant agrees to hold any Claim Proceeds received by it or by the Solicitors or any third party on their behalf, upon trust for Therium throughout the Trust Period on terms that Therium shall be entitled to such part of the Claim Proceeds as shall be equal to the total of all amounts due under the terms of this Agreement to Therium (as the same may be reduced in accordance with the Priorities Agreement).

13.2.

The Parties agree that any Claim Proceeds received in monetary form shall be paid into the Solicitors’ client account immediately upon receipt. In the case of any Claim Proceeds received in non-monetary form, the Claimant shall either deliver the Claim Proceeds to the Solicitors or pay to the Solicitors as soon as is reasonably practicable the market value of the Claim Proceeds determined in accordance with clause 13.3.

13.3.

If the Claimant receives any Non-Monetary Proceeds (which, for this purpose, shall include non-monetary Claim Proceeds resulting from any order for rectification), the Parties agree that the Non-Monetary Proceeds shall be valued by an independent valuer agreed by the Parties with the cost of that valuation to be met by the Claimant.  The Parties shall use their respective reasonable endeavours to agree on the appointment of the independent valuer and to agree his terms of appointment.  Where the Parties cannot agree on the identity of the independent valuer within 20 Business Days of receipt of the Non-Monetary Proceeds, the President of the Law Society from time to time shall be requested by any of the Parties to recommend a valuer who shall be the independent valuer for the purposes of this clause and clauses 13.4 to 13.6 inclusive.

13.4.

The Parties shall be entitled to make written submissions to the independent valuer (provided such submissions are received by the independent valuer within 10 Business Days of his appointment) and shall use their reasonable endeavours to provide the independent valuer with such assistance and documents as the independent valuer reasonably requires for the purpose of reaching a determination as to the value of the Non-Monetary Proceeds.

13.5.

To the extent not provided for by clause 13.4 above, the independent valuer may, in his reasonable discretion, determine such other procedures to assist with the conduct of the   determination as

he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

13.6.

In making his determination the independent valuer will act as an expert and not as an arbitrator. The independent valuer shall prepare a written determination and give notice (including a copy) of that determination to the Parties within 2 months of the matter being referred to him. The independent valuer's written determination on the matters referred to him shall be final and binding on the Parties in the absence of manifest error or fraud.

13.7.

If the independent valuer dies or becomes unwilling or incapable of acting, or does not deliver his determination within the time required by clause 13.6 then either party may apply to the President from time to time of the ICAEW to discharge the independent valuer and to appoint a replacement independent valuer and clauses 13.3 to 13.7 shall apply in relation to the new independent valuer as if he were the first Independent valuer appointed.

13.8.

If any payment due to Therium from the Claim Proceeds or Insurance Proceeds is delayed due to action or failure to act on the part of the Claimants, the Claimants shall compensate Therium for the delay in making payment by paying to Therium interest on the sum delayed for the period of the delay calculated in accordance with clause 3.2.

13.9.

On notification of receipt of Claim Proceeds by the Solicitors, Therium shall prepare a draft Claim Proceeds Account and shall deliver that draft Claim Proceeds Account to each of the parties to the Priorities Agreement for agreement.

13.10.

Once the draft Claim Proceeds Account is agreed or deemed to be agreed pursuant to the Priorities Agreement (whichever is the earlier), the Parties agree that the Solicitors shall forthwith pay out the Claims Proceeds in accordance with the agreed Claim Proceeds Account.

13.11.

Any damages awarded against the Claimant in respect of a counterclaim funded pursuant to clause 4.1 shall be deducted from the Claim Proceeds for the purposes of calculating the distribution under the Claims Proceeds Account. For the avoidance of doubt, such deduction of damages shall not apply where Therium have not funded the cost of defending the counterclaim.

13.12.

If any payment due to Therium from the Claim Proceeds is delayed due to action or failure to act on the part of the Claimants, the Claimants shall compensate Therium for the delay in making payment by paying to Therium interest on the sum delayed for the period of the delay calculated in accordance with clause 3.2.

14.

Privilege and Agency

14.1.

The Claimant hereby appoints Therium as the Claimant’s agent for the sole purpose of holding, reviewing, and commentating on the documents and information provided, including any privileged documents and information, and deciding whether to fund the Proceedings.  The express and only terms of that agency were and are that Therium agreed to all take reasonable steps in respect of those documents and that information to:

14.1.1.

maintain their confidentiality;

14.1.2.

protect and not waive any privilege attaching to them;

14.1.3.

keep them secure and safe; and

14.1.4.

use them only in connection with Therium’s business as a litigation funder in connection with the Proceedings to enable the parties to decide whether Therium should be involved in funding and continuing to fund the Proceedings and in accordance with clause 16 below.

14.2.

The Claimant and Therium do not waive any legal professional privilege, common interest privilege or other privilege or protection attaching to any documents and information disclosed to Therium.  Any privileged information and documents disclosed at any time to Therium have been or will be disclosed on the additional basis that Therium has, or will have, a common interest in the pursuit and success of the Proceedings and will at all times take all reasonable steps to maintain that privilege.

14.3.

Therium shall, for the purposes of clauses 14.1. and 14.2, include Therium’s directors, officers, employees, investment advisers, attorneys, consultants, solicitors, counsel, associated companies, insurers, shareholders and agents.

15.

Confidentiality

15.1.

Without prejudice to clause 14 above, the Parties agree to keep confidential and, where appropriate maintain any privilege belonging to the Claimant, in all documents and information supplied by the Claimant, Therium or the Solicitors, including (unless otherwise agreed) the existence and / or terms of this Agreement.  It is agreed that the provision of privileged documents does not amount to any waiver of privilege, and the Parties shall not use these for any purpose other than in respect of this Agreement, except a purpose to which the Parties have consented or as required by law or regulation.  The Claimant agrees that Therium may disclose such documents and information:

15.1.1.

to their investment advisers, auditors, brokers, legal advisers, investors and potential investors, insurers and potential insurers;

15.1.2.

where Therium is under a legal or regulatory obligation to make such disclosure, but limited to the extent of that legal obligation;

15.1.3.

to the extent that it is already in the public domain (other than as a result of Therium's breach of this Agreement);

15.1.4.

with the prior written consent of the Claimant; or

15.1.5.

to the extent necessary to take legal action to enforce Therium’s rights under this Agreement or to defend such action.

15.2.

Therium shall procure that any persons receiving confidential documents or information pursuant to sub-clause 14.1.1 shall comply with the obligations imposed on Therium pursuant to sub-clause 14.1.

15.3.

Nothing in this Agreement shall prevent Therium instructing one or more agents to undertake any action or review documents, evidence or information which Therium would be entitled to undertake pursuant to this Agreement save that Therium shall procure that any agent acting on its behalf shall comply with the obligations imposed on Therium by clause 14.1.

15.4.

Therium will immediately inform the Claimant of any request or order to disclose their privileged documents or any other privileged information held by Therium, except where informing the Claimant would contravene any law or regulation.

16.

Termination

16.1.

Without prejudice to clause 6.1 and subject to earlier termination of this Agreement pursuant to clauses 16.2 to 16.6, this Agreement shall continue in full force and effect until payment of any and all sums due to Therium pursuant to this Agreement and in any event clauses 1, 3.2, 6.2, 6.3, 6.4,

8.2 to 8.6, 12.2, 14 to 18, 21 to 24, and 26 to 28 shall continue in full force and effect notwithstanding Termination of this Agreement.  For the avoidance of doubt, the option(s) at clauses 2.3 and 2.4 above shall not remain open for exercise by Therium after termination of this Agreement.

16.2.

The Claimant and Therium may at any time agree, by mutual consent in writing, to suspend or terminate this Agreement in which event they shall serve Notice of such suspension or termination on the Solicitors.

16.3.

If Therium reasonably ceases to be satisfied as to the merits of the Claim or Therium reasonably believes that the Claim is no longer commercially viable, then Therium shall be entitled to suspend until further notice by Therium or terminate this Agreement by giving 5 Business Days’ Notice to the Claimant. Following such termination or during the period of suspension, Therium shall have no further liability to fund the Reasonable Costs not yet incurred but such suspension or termination shall not affect any accrued rights or entitlements of Therium.

16.4.

In the event that Therium reasonably considers that there has been a material breach of this Agreement by the Claimant, Therium may notify the Claimant that Therium requires the Claimant to remedy the breach within 20 Business Days. In the event that the breach is not remedied within that period, Therium shall be entitled to suspend until further notice by Therium or terminate this Agreement forthwith by giving Notice to the Claimant, copied to the Solicitors. Following such termination or during the period of suspension under this clause 16.4, Therium shall have no further liability to fund the Reasonable Costs not yet incurred.  Within 5 Business Days of termination under this clause 16.4 by Therium, the Claimant shall pay to Therium the Reasonable Costs Sum calculated as at that date, together with interest calculated in accordance with clause 3.2 from the date of this Agreement to the date of payment. Following such termination, Therium shall remain entitled to the Solictors Contingency Fee (net of any VAT payable thereon) and Contingency Fee upon Recovery and, for the purpose of calculating this, Therium shall be deemed to have exercised the option(s) set out above at clause 2.3 and 2.4. For the purposes of this clause 16.4, a material breach shall include, but not be limited to, any breach of any of the warranties set out in clauses 6.2 to 6.4.

16.5.

In the event of a material breach of this Agreement by Therium, the Claimant shall notify Therium that the Claimant requires Therium to remedy the breach within 20 Business Days. In the event that the breach is not remedied within that period, the Claimant shall be entitled to terminate this Agreement forthwith by giving Notice to Therium, copied to the Solicitors. Following such termination, Therium shall remain entitled to its share of the Reasonable Costs Sum, calculated as at the date of termination, and the Solicitors’ Contingency Fee (net of VAT) upon Recovery. For the avoidance of doubt, save in relation to the Solicitors Contingency Fee, following such termination Therium shall have no future entitlement to the Contingency Fee.

16.6.

In the event of termination of this Agreement pursuant to clauses 16.2 to 16.5, the Claimant shall within 20 Business Days put in place alternative arrangements to discharge any order for security for costs and, at the end of the 20 Business Days period, Therium shall be entitled to terminate any such arrangements made on the Claimant’s behalf pursuant to clause 12.1. Therium shall, on payment by the Claimant to Therium of an amount equal to the amount (if any) of any security for costs posted by Therium which has been used to discharge the Claimant’s liability in respect of any Adverse Costs Order, provide the Claimant with a written Notice of Release of Interest in respect of the Legal Expenses Insurance.

16.7.

Termination of this Agreement shall not affect any accrued rights or liabilities nor will it affect the coming into force or the continuance in force of any provision which is expressly or by implication intended to come into or continue in force on or after such termination including but not limited to clauses 2.1, 7, 9 and 12 including in particular its right to information, to continue to hold its security and to be paid any amounts due to it including the Solicitors Contingency Fee and Contingency Fee.

17.

Contracts (Rights of Third Parties) Act

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement.

18.

Data Protection

In performing their respective obligations and exercising their respective rights under this Agreement, the parties agree to comply with the terms of the Data Protection Act 1998 and all regulations published pursuant to that Act.

19.

Assignment

19.1.

The Parties agree that Therium shall be entitled to assign to a third party any or all of their rights, interests and obligations pursuant to this Agreement upon giving 5 Business Days’ Notice of its intention to do so to the other Parties to this Agreement.

19.2.

Save as provided in clause 18.1, a Party shall not assign or transfer this Agreement or any of its rights under it, or purport to do any of the same, nor sub-contract any or all of its obligations under this Agreement.

20.

Variation

No variation to this Agreement shall be valid unless it is in writing and signed by the Parties’ authorised signatories.

21.

Waiver

No forbearance or delay by a Party in enforcing its rights shall prejudice or restrict the rights of that Party, and no waiver of any such rights or of any breach of any contractual terms will be deemed to be a waiver of any other right or of any later breach.

22.

Invalidity and severability

If any provision of this Agreement is or becomes invalid, illegal or unenforceable whether in whole or in part or in relation to any of the Parties to the Agreement, the validity, legality and enforceability of the remainder of the Agreement, or its validity and enforceability as against other parties, shall not in any way be affected.  The Parties shall nevertheless negotiate in good faith in order to agree the terms of a mutually satisfactory provision, achieving so nearly as possible the same commercial effect, to be substituted for the provision so found to be void or unenforceable and each Party shall take any step required, including executing any further or other document, in order to give effect to the Parties’ intention in entering into this Agreement.

23.

Succession

This Agreement shall be binding on the Parties, their successors and assigns and the name of a Party appearing herein shall be deemed to include the names of any such successor or assign.

24.

Notices

24.1.

Any Notice to be served under this Agreement shall be in writing and may be delivered by hand or sent by pre-paid first class recorded delivery post to the Party to be served at the relevant address set out in this Agreement or any such other address as the Party to be served may have notified to the other Party for the purposes of this clause 24.1.

24.2.

For the purpose of service of Notice or other documents on the Claimants, the Claimants agree that service on the Solicitors shall be valid and adequate service on the Claimants.

24.3.

Any Notice shall be deemed to have been served:

24.3.1.

If delivered by hand, at the time of delivery to the Party or Solicitors; or

24.3.2.

if posted, at 10.00am on the second Business Day after it was posted to the Party or Solicitors.

24.4.

In proving service of a Notice it shall be sufficient to prove that delivery by hand was made or that the envelope containing the Notice was properly addressed and posted as a pre-paid first class recorded delivery letter.

25.

Counterparts

This Agreement may be signed in any number of counterparts, each of which taken together shall be deemed to constitute one and each of which individually shall be deemed to be an original, with the same effect as if the signature on each counterpart were on the same original.

26.

Non-reliance and exclusion of liability

The Claimant accepts and agrees that it has taken such legal advice as they require prior to entering into this Agreement and have not relied on Therium, its directors, officers, shareholders or investors in deciding whether or not to enter into this Agreement and in deciding whether or not to pursue the Proceedings.  By entering into this Agreement, the Claimant agrees and accepts that neither Therium nor its directors, officers, shareholders or investors owe any obligation, responsibility or duty to the Claimant save as expressly set out in this Agreement and the Priorities Agreement and do not accept any liability to the Claimant or any third party whatsoever save as expressly set out in this Agreement and the Priorities Agreement.

27.

Dispute Resolution

29.1

The Parties agree that in the event of any dispute between Therium and/or the Claimant or any one or more of them relating to:

29.1.1

settlement of the Claim; or

29.1.2

termination of this Agreement under clause 16;

either party shall be entitled to direct the Solicitors to refer the dispute to an independent Queen’s Counsel, whose identity is to be agreed between the Parties or, in lieu of such agreement, to be nominated by the Chairman of the Bar Council.  Such Queen’s Counsel shall be deemed to be jointly instructed by both parties.

29.2

In the event of a dispute over settlement of the Claim, the Queen’s Counsel shall be instructed to provide an opinion as to the appropriate level of settlement. The Parties agree that the Queen’s Counsel’s opinion on settlement shall be final and binding on each one of them and the Claimant shall instruct the Solicitors accordingly.  In the event of Therium making a reference to Queen’s Counsel in respect of settlement, the Claimant shall not take further steps to settle the Claim without the consent of Therium until the Opinion is obtained.

29.3

In the event of a dispute over termination of this Agreement, the Queen’s Counsel shall be instructed to provide an opinion on the rights and entitlements of each of the Parties. The Parties agree that the Queen’s Counsel’s opinion on this issue in dispute shall be final and binding on each one of them.

29.4

In giving any opinion pursuant to clauses 29.2 and 29.3 above, Queen’s Counsel shall also be instructed to determine which one or more of the Parties should bear Queen’s Counsel’s fees of giving the Opinion (and, if more than one Party, the shares in which they are each to bear those fees) and the Parties agree to be bound by this determination as to liability for the Queen’s Counsel’s fees.

28.

Law and jurisdiction

This Agreement is governed by and is to be construed in accordance with the law of England and Wales. Save for any dispute resolved finally pursuant to clause 28 above, any dispute arising out of or connected to this Agreement, including the validity or termination thereof, shall be finally resolved under the arbitration rules of the London Court of International Arbitration (the “‘LCIA”) by a panel of three arbitrators, with each side nominating one arbitrator which two nominees are to select a third, presiding arbitrator.. The seat of the arbitration shall be London, and the language of the arbitration shall be English. The arbitrators shall be appointed by the agreement of the Parties as per the above, provided that, if the Parties cannot reach agreement on the appointment of the arbitrator within 30 days, then any Party may apply to have an arbitrator appointed by the LCIA.

IN WITNESS of which the Parties have each executed this Agreement on the date shown above

Signed for and on behalf of

…………………………………………..

THERIUM FINANCE AG IC

Signed for an on behalf of

………………………………………….

DOMINION MINERALS CORP

THE SCHEDULE

Claim:

Claims and causes of action against the Defendant pursuant to the United States – Panama Trade Promotion Agreement and the Treaty between the United States and Panama Concerning the Treatment and Protection of Investments arising out of the Claimant’s mining concession over the Cerro Chorcha region in Panama.

Commencement Date:

The date of this Agreement.

Claimants’ Solicitors:

Akin Gump Strauss Hauer & Feld LLP.

Defendant:

Republic of Panama.

Committed Funds:

Tranche:	Committed Funds: the GBP equivalent cost to Therium of the following sums (calculated as at the date of inception of the tranche)
Tranche 1	$1,029,500
Tranche 2	$2,059,000
Tranche 3	$2,059,000

Percentages applicable to the Contingency Fee as per Contingency Fee definition sub-para (ii):

Increment of net Claim Proceeds	$0 up to and inclusive of $70m	Above $70m up to and inclusive of $100m	Above $100m and up to and inclusive of $300m	Above $300m
Tranche 1	0%	25%	10%	2%
Tranche 2	0%	30%	17.5%	4%
Tranche 3	0%	35%	25%	6%

APPENDIX 1

Project Plan

Phase I:

Preparation (USD 250,000). This amount is to cover the costs of preparatory work prior to commencement of the arbitration, including preparation of the Notices of Arbitration under the US-Panama BIT and the US-Panama FTA.

Phase II:

Arbitral Proceedings (USD 4.75 - 5.75 million). This element of the budget is composed of two parts:

- Akin Gump Attorney Fees (USD 3.5 – 4.5 million). We based this part of the budget on an estimate of the actual time needed to prosecute each of the anticipated steps in the arbitration process, based on our experience with these types of cases and the complexity of the dispute. These steps are likely to include drafting the demand for arbitration; conducting the jurisdictional phase (including two exchanges of memorials on jurisdiction, discovery, and a hearing on jurisdiction); conducting the written phase on the merits (including two exchanges of full-blown evidentiary submissions with witness statements and expert reports); conducting discovery on the merits; preparing for and conducting a two-week hearing on the merits; and drafting the post-hearing memorial.

- Other Costs (USD 1.25 million). This part of the budget comprises all of the other expected outlays to prosecute the arbitration as needed. These are likely to include the arbitrators’ fees and expenses for a three-member arbitral panel; the hearing arrangements (including the costs of securing the hearing venue, accommodation for the legal team and witnesses, court reporter costs, etc.); and the costs of our experts, which are likely to include (i) an expert on Panamanian law, (ii) a mining expert, and (iii) a valuation expert.

Phase III:

Post-Award Proceedings (USD 500,000). We have also budgeted for the costs of defending the award from the challenge action which Panama is likely to bring in the event Dominion succeeds on its claims. This challenge will take the form of (i) a legal challenge at the seat of the arbitration if the case goes to ad hoc UNCITRAL arbitration, or (ii) an annulment proceeding before an ICSID annulment panel if the case goes to ICSID arbitration.

APPENDIX 2

Specimen letter from Solicitors

TO BE PRINTED ONTO AKIN GUMP LETTERHEAD

From:

Akin Gump Strauss Hauer & Feld LLP

To:

Therium Finance AG IC

Dear Sirs

Re:

Dominion Minerals Corp v Republic of Panama (“the Action”).

I refer to the above Action in which Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) is acting for the Claimant.  Therium Finance AG IC (“Therium”) has entered into a Funding Agreement (“the Funding Agreement”) and Priorities Agreement (“the Priorities Agreement”), in which Therium agrees to fund the Claimant’s costs and disbursements on the terms set out in those agreements.

At clause 6.2 of the Funding Agreement, the Claimant acknowledges that Therium has entered into the Funding Agreement solely based upon the information and materials made available to Therium and its representatives prior to the commencement date of the Funding Agreement and that, if any information, documents and/or materials are inaccurate, untrue, incomplete or have not been disclosed to Therium or its representatives, that this may affect Therium’s decision to provide (or continue to provide) Funding under the Funding Agreement.  The Claimant warrants to the best of its knowledge and belief that the information and material made available to Therium and its representatives is accurate, complete and true in all material respects and that they have not failed to disclose any information, documents or material which would be relevant to Therium’s decision to enter into, and remain bound by, the Funding Agreement.

Save as provided elsewhere in this letter, insofar as the information, materials and/or documents made available to Therium and its representatives, prior to entering into the Funding Agreement, consist of information, documents or advice to the Claimant provided by Akin Gump, Akin Gump acknowledges and accepts that it has assumed a duty of care to Therium and its shareholders in respect of that information and/or advice, and Akin Gump acknowledges and accepts that neither Therium nor its shareholders have conducted any independent information gathering exercise, has not sought separate legal advice in relation to the merits of the Action brought by the Claimant and Therium and its shareholders have relied upon the information, documents and advice to the Claimant provided by Akin Gump.  Furthermore, in continuing to fund the Action, Akin Gump accepts that Therium and its shareholders will continue to rely upon Akin Gump in respect of the advice the firm provides to the Claimant and its ongoing conduct of the Action while instructed by the Claimant.

For the avoidance of doubt, Akin Gump has not provided to Therium all of the documents which have been provided to it by the Claimant, nor has Akin Gump provided full details of the information provided to it orally by the Claimant. To that extent, the information provided by Akin Gump to Therium is incomplete but, so far as Akin Gump is aware, Akin Gump has not failed to disclose any information documents or material which would be relevant to Therium’s decision to enter into, and remain bound by, the Funding Agreement.

Furthermore, insofar as Akin Gump accepts a duty of care to Therium and its shareholders in respect of the accuracy of any information, documents or advice provided, Akin Gump is unable to warrant the accuracy of the information provided to it by the Claimant, Defendant or third parties or the validity of the documents so provided on which any advice may be based.  However, so far as Akin Gump is aware, the information provided is accurate and the documents provided are valid.

Nothing in this letter shall impose any contractual duty on Akin Gump to advise Therium and its shareholders in relation to the above Action as a client of the firm.  Akin Gump’s only client in relation to the Action is (and will remain) the Claimant in that action and, in the event of any conflict between the Claimants and Therium, Akin Gump shall be under no duty to advise Therium, nor shall it be prevented from continuing to advise the Claimants as a result of that conflict arising.

Yours faithfully,

Akin Gump Strauss Hauer & Feld LLP

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